Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of First Eagle Real Estate Debt Fund of our report dated February 27, 2026, relating to the financial statements and financial highlights which appears in First Eagle Real Estate Debt Fund’s Certified Shareholder Report on Form N-CSR for the period ended December 31, 2025. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

April 30, 2026